PHH Mortgage Corporation

Master Servicer

PHH Mortgage Capital LLC

Company

PHHMC Mortgage Pass-Through Certificates, Series 2005-2

Supplement dated March 29, 2005

to

Prospectus Supplement dated March 24, 2005

to

Prospectus dated March 24, 2005

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the prospectus supplement dated March 24, 2005.

Footnote (5) on page S-4 of the prospectus supplement shall be amended by removing that footnote and replacing it in its entirety with the following:

(5) Varies according to the sum of (i) the weighted average of the net mortgage rate on each mortgage loan, (ii) 0.40% per annum multiplied by a fraction, the numerator of which is the certificate principal balance of the Class A-1 Certificates and the denominator of which is the certificate principal balance of the Class A-6 Certificates and (iii) 0.45% per annum multiplied by a fraction, the numerator of which is the certificate principal balance of the Class A-2 Certificates and the denominator of which is the certificate principal balance of the Class A-6 Certificates.

The fourth sentence of the definition of “Pass-Through Rate” on page S-56 of the prospectus supplement shall be amended by removing that sentence and replacing it in its entirety with the following:

With respect to any distribution date and the Class A-6 Certificates, a per annum rate equal to the sum of (i) the weighted average of the Net Mortgage Rate on each mortgage loan, (ii) 0.40% per annum multiplied by a fraction, the numerator of which is the Certificate Principal Balance of the Class A-1 Certificates and the denominator of which is the Certificate Principal Balance of the Class A-6 Certificates and (iii) 0.45% per annum multiplied by a fraction, the numerator of which is the Certificate Principal Balance of the Class A-2 Certificates and the denominator of which is the Certificate Principal Balance of the Class A-6 Certificates, which per annum rate is initially equal to approximately 8.1764%.

William J. Mayer Securities, LLC

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered by this supplement and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until 90 days after the date hereof.